Exhibit 10.4

Execution Copy

TAX RECEIVABLE AGREEMENT

by and among

GPI HOLDING III, LLC,

GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC,

GRAPHIC PACKAGING HOLDING COMPANY,

and

INTERNATIONAL PAPER COMPANY

DATED AS OF JANUARY 1, 2018

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of January 1, 2018 (the “Effective Date”) is hereby entered into by and among GPI HOLDING III, LLC, a Delaware limited liability company (the “Gazelle Member”), GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC (f/k/a GAZELLE NEWCO LLC), a Delaware limited liability company (the “Company”), GRAPHIC PACKAGING HOLDING COMPANY, a Delaware corporation (the “Corporate Taxpayer”), and INTERNATIONAL PAPER COMPANY, a New York corporation (“Impala”).

RECITALS

WHEREAS, the Corporate Taxpayer is the common parent of certain Subsidiaries that are members of an affiliated group of corporations filing consolidated U.S. federal income Tax Returns (the “Consolidated Group”);

WHEREAS, the Corporate Taxpayer, indirectly through Subsidiaries that are members of the Consolidated Group, holds 100% of all interests in the Gazelle Member;

WHEREAS, the Gazelle Member is the managing member of the Company, an entity classified as a partnership for U.S. federal income Tax purposes, and holds Units, as defined below;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986 (the “Code”), for each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Consolidated Group, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries;

WHEREAS, Impala currently holds Units and may transfer all or a portion of such Units in one or more Exchanges, and as a result of such Exchanges, the Consolidated Group is expected to obtain or be entitled to certain Tax benefits as further described herein; and

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of certain Tax benefits realized by the Consolidated Group because of Exchanges;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings;

“Accrued Amount” means, with respect to any Tax Benefit Payment or any Early Termination Payment, interest on such Tax Benefit Payment or such Early Termination Payment, as applicable, calculated at the Accrual Rate, from the applicable Exchange Date or date of Early Termination until the date on which such Tax Benefit Payment or such Early Termination Payment, as applicable, is due and payable or, if earlier, made. The Accrued Amount shall be treated as interest rather than as additional consideration for the acquisition of Units in an Exchange unless otherwise required by law.

“Accrual Rate” means a per annum rate equal to the per annum interest rate then in effect under the then Existing Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the Corporate Taxpayer’s weighted average cost of capital, as calculated on the page “WACC” of Bloomberg L.P. or its successor on the Exchange Date (for purposes of calculating a Tax Benefit amount) or on the date on which a Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement is due and payable, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumed Aggregate Tax Rate” means, with respect to any Taxable Year, the sum of (x) the Assumed State and Local Tax Rate for such Taxable Year and (y) the Assumed Federal Rate for such Taxable Year.

“Assumed Federal Rate” means, with respect to any Taxable Year, the highest marginal U.S. federal income Tax rate applicable to the Consolidated Group specified for each such Taxable Year by the Code (as in effect on the applicable Exchange Date or date of Early Termination).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, (a) the sum of the products of (i) the Consolidated Group’s income and franchise tax apportionment rate(s) for the Taxable Year prior to the Taxable Year including the Exchange for each state and local jurisdiction in which the Company (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Consolidated Group files an income or franchise tax return for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) (as specified for each such Taxable Year by the applicable law in effect on the applicable Exchange Date or date of Early Termination) for each state and local jurisdiction in which the Company (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Consolidated Group files an income or franchise tax return for each relevant Taxable Year, reduced by (b) the product of (i) the Assumed Federal Rate for the relevant Taxable Year and (ii) the rate calculated under clause (a).

“Bankruptcy Code” means title 11 of the United States Code.

“Basis Adjustment” means the net adjustment (i.e., considering both increases and decreases) to the Tax basis of the Reference Assets as a result of an Exchange (but not including Tax Benefit Payments or any Accrued Amount paid pursuant to this Agreement with respect to such Exchange), as calculated under Section 2.1 of this Agreement, including, but not limited to the adjustments that arise: (i) under Sections 734(b) and 743(b) of the Code (in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of Units shall be determined without regard to any Pre-Exchange Transfer of such Units, and as if such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by applicable law to close..

“Call Right” has the meaning set forth in Section 2.02(c) of the Exchange Agreement.

“Code” has the meaning set forth in the Recitals to this Agreement (or any successor U.S. federal income Tax statute).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date.

“Consolidated Group” has the meaning set forth in the Recitals to this Agreement.

“Consolidated Group Return” means the U.S. federal income Tax Return of the Consolidated Group filed with respect to Taxes for any Taxable Year.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Disputing Party” has the meaning set forth in Section 7.10 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Exchange” means any transfer of Units, pursuant to the Exchange Agreement, by the TRA Holder either to (i) the Company or (ii) the Gazelle Member pursuant to the Call Right.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement by and among the Gazelle Member, the Company, the Corporate Taxpayer and Impala, dated as of the Effective Date.

“Exchange Date” means each date on which an Exchange is consummated or deemed to be consummated pursuant to the terms of the Exchange Agreement.

“Exchange Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 1, 2014, as amended, restated, supplemented, replaced, or modified from time to time after the date hereof, among GPI and certain Subsidiaries thereof and the several banks and financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender, Swing Line Euro Tranche Lender, an L/C Issuer and Alternative Currency Funding Fronting Lender.

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the parties.

“Formation Transactions” means (i) any transactions contemplated by the Transaction Agreement, and (ii) any restructuring transactions in furtherance thereof. For the avoidance of doubt, an Exchange shall not be treated as a Formation Transaction.

“Gazelle Member” has the meaning set forth in the preamble to this Agreement.

“GPI” means Graphic Packaging International, LLC (f/k/a Graphic Packaging International, Inc.), a Delaware limited liability company.

“IRS” means the U.S. Internal Revenue Service.

“Notice of Exchange” has the meaning set forth in Section 2.02 of the Exchange Agreement.

“Objection Notice” has the meaning set forth in Section 2.2 of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) of the Code applies.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Reference Asset” means, with respect to any Exchange, an asset (other than cash or a cash equivalent) that is held by the Company, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income Tax purposes), at the time of such Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) an Early Termination Schedule.

“Shares” means shares of common stock, par value $0.01, of the Corporate Taxpayer.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit” means with respect to each Exchange, for each Taxable Year ending on or after the Taxable Year in which the applicable Exchange has been effected, the present value of the product of (x) the Taxable Year Benefit for such Taxable Year and (y) the Assumed Aggregate Tax Rate for such Taxable Year. For purposes of computing the present value, the Tax Benefit will be discounted from the due date for the Consolidated Group Return for such Taxable Year to the applicable Exchange Date or date of Early Termination at the Agreed Rate.

“Tax Benefit Payment” shall equal 50% of the Total Projected Tax Benefit.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Proceeding” means any audit, examination, or any other administrative or judicial proceeding of the Corporate Taxpayer or its Subsidiaries by a Taxing Authority.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Consolidated Group as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date.

“Taxable Year Benefit” means, for each Taxable Year and for each Exchange, an amount equal to the product of (x) the quotient of (A) the Basis Adjustment attributable to the applicable Exchange over (B) 84 and (y) the number of months in the applicable Taxable Year (beginning with the month in which such Exchange is made and ending with the month prior to the month which includes the seventh anniversary of such Exchange).

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Taxes.

“Taxing Authority” means the IRS and any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Tax authority, or any other authority exercising Tax regulatory authority.

“Total Projected Tax Benefit” means, with respect to an Exchange, the sum of the Tax Benefits for each Taxable Year.

“TRA Holder” means Impala.

“Transaction Agreement” means the Transaction Agreement, dated October 23, 2017, among the Corporate Taxpayer, the Company, GPI, and Impala.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the Company LLC Agreement.

Section 1.2 Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any law shall be deemed to refer to such law, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns. References to an Exchange shall be deemed to include references to a deemed Exchange resulting from an Early Termination unless otherwise indicated or required by context.

ARTICLE II

DETERMINATION OF CERTAIN TAX BENEFITS

Section 2.1 Exchange Schedules. Within ninety (90) calendar days of an Exchange Date the Corporate Taxpayer shall deliver to the TRA Holder a schedule (the “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustment with respect to the Reference Assets as a result of such Exchange, (ii) the calculation of the Tax Benefit Payment due to the TRA Holder (a “Tax Benefit Payment Schedule”), (iii) an estimate of the Accrued Amount with respect to any such Tax Benefit Payment, and (iv) any other work papers reasonably requested by the TRA Holder. In addition, the Corporate Taxpayer shall allow the TRA Holder reasonable access, at no cost, to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Payment Schedule, but with reasonable measures taken to preserve any available evidentiary privileges. A Tax Benefit Payment Schedule will become final as provided in Section 2.2.

Section 2.2 Procedure. A Schedule shall become final and binding on all parties sixty (60) calendar days from the first date on which the TRA Holder has received the Schedule unless the TRA Holder, within sixty (60) calendar days after receiving a Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the Corporate Taxpayer and the TRA Holder, for any reason, are unable to resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 2.3 Section 754 Election. In its capacity as the sole managing member of the Company, the Gazelle Member will ensure that, effective with respect to the first Exchange hereunder and continuing throughout the term of this Agreement, the Company and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) With respect to each Exchange, the Gazelle Member shall pay the Tax Benefit Payment and the Accrued Amount attributable to such Exchange. Such payment shall be due within five (5) Business Days after the applicable Tax Benefit Payment Schedule delivered to the TRA Holder becomes final in accordance with Section 2.2. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Gazelle Member, or as otherwise agreed by the Gazelle Member and the TRA Holder.

(b) Except as otherwise expressly provided in the Transaction Agreement or this Agreement, each party (i) will bear the Taxes imposed on it with respect to any Formation Transaction, (ii) is responsible for its own Taxes attributable to any period, and (iii) retains its own net operating losses, Tax credits, and other Tax attributes. Any refunds with respect to Taxes will be allocable to the party responsible for the underlying Tax, and the parties shall cooperate to mitigate any such Taxes.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement (including provisions relating to Tax Benefit Payments and an Early Termination Payment) will not result in duplicative payment of any amount (including interest). It is also intended that the provisions of this Agreement will result in the TRA Holder being paid both (x) 50% of the Total Projected Tax Benefit for each Exchange and (y) the Accrued Amount with respect to each Tax Benefit Payment. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Gazelle Member. The Gazelle Member may terminate this Agreement at any time by paying to the TRA Holder the Early Termination Payment due to the TRA Holder pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided that the Gazelle Member may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment is required to be paid pursuant to Section 4.5(a). Upon the Exchange or other disposition of all of the TRA Holder’s Units and payment of the Early Termination Payment by the Gazelle Member neither the TRA Holder nor the Gazelle Member shall have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and, except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of an Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2 Breach of Agreement.

(a) In the event that the Gazelle Member breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then if the TRA Holder so elects, such breach shall be treated as an Early Termination; provided that, in all instances, the Gazelle Member shall be given sixty (60) days after notice of such election in which to cure any breach. Upon such election, and the Gazelle Member’s failure to timely cure, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include any Tax Benefit Payment previously due and payable for any Taxable Year but not previously paid. Notwithstanding the foregoing, in the event that the Gazelle Member breaches this Agreement, if the TRA Holder does not elect to treat such breach as an Early Termination pursuant to this Section 4.2(a), the TRA Holder shall be entitled to seek specific performance of the terms hereof.

(b) Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Gazelle Member fails to make any Tax Benefit Payment when due to the extent that the Company is unable to make distributions in respect of such Tax Benefit Payment pursuant to Section 4.02 of the Company LLC Agreement; provided that the interest provisions of Section 5.2 shall apply to such late payment; and provided further that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3 Early Termination upon Exercise of Drag-Along Right or Tag-Along Right.

(a) If the TRA Holder transfers its Units as a result of the Gazelle Member (and/or its Affiliates) exercising its Drag-Along Right (as defined in Section 10.05(a) of the Company LLC Agreement), the transfer shall be treated as an Early Termination occurring on the date the Applicable Sale Notice (as defined in Section 10.05(b) of the Company LLC Agreement) is delivered to the TRA Holder.

(b) If the TRA Holder transfers Units in a Tag-Along Sale (as defined in Section 10.05(c) of the Company LLC Agreement) by exercising its Tag-Along Right (as defined in Section 10.05(c) of the Company LLC Agreement), the transfer of such Units by the TRA Holder shall be treated as an Early Termination occurring on the date the TRA Holder exercises such Tag-Along Right. For the avoidance of doubt, treatment as an Early Termination pursuant to this paragraph shall only apply with respect to the Units actually transferred by the TRA Holder in connection with the Tag-Along Sale.

Section 4.4 Early Termination Notice. If the Gazelle Member chooses to exercise its right of early termination under Section 4.1 above, the Gazelle Member shall deliver to the TRA Holder notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of an Early Termination Notice or the occurrence of an event described in Section 4.2(a), Section 4.3(a), or Section 4.3(b), the Gazelle Member shall have ninety (90) days to deliver to the TRA Holder a Schedule that shows, in reasonably detail necessary to perform the calculations required by this Agreement (i) the Basis Adjustment with respect to the Reference Assets as a result of such Early Termination, (ii) the calculation of the Early Termination Payment due to the TRA Holder (the “Early Termination Schedule”), (iii) an estimate of the Accrued Amount with respect to the Early Termination Payment, and (iv) any other work papers reasonably requested by the TRA Holder. In addition, the Corporate Taxpayer shall allow the TRA Holder reasonable access, at no cost, to the appropriate representatives of the Corporate Taxpayer in connection with a review of the Early Termination Schedule, but with reasonable measures taken to preserve any available evidentiary privileges. An Early Termination Schedule will become final as provided in Section 2.2.

Section 4.5 Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Schedule becomes final and binding on all parties (pursuant to Section 2.2), the Gazelle Member shall pay to the TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Gazelle Member and the TRA Holder.

(b) Except as otherwise provided in Section 4.3(b), in the event of an Early Termination, the TRA Holder shall receive an amount equal to the amount of the Tax Benefit Payment that would be due if any Units that had not been Exchanged by the TRA Holder prior to the date the Early Termination Payment is required to be paid pursuant to paragraph (a) were Exchanged on the date the Early Termination Notice was given (the “Early Termination Payment”).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, or any payment pursuant to Section 5.2, shall rank pari passu with all current or future unsecured obligations of the Gazelle Member. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Gazelle Member fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.2. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of Section 4.2 or this Section 5.1 and the terms of the agreements governing secured obligations of the Corporate Taxpayer and its Subsidiaries, such payment obligation nevertheless shall accrue for the benefit of the TRA Holder and the Gazelle Member shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of such obligations.

Section 5.2 Late Payments by the Gazelle Member. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to the TRA Holder when due under the terms of this Agreement, whether as a result of Section 5.1, Section 4.2(b), or otherwise, shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and its Subsidiaries’ Tax Matters. Except as otherwise provided herein or in the Company LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and its Subsidiaries, including the Gazelle Member and the Company, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

Section 6.2 Consistency. Unless there is a Determination to the contrary, the Corporate Taxpayer and the TRA Holder agree to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Basis Adjustment and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.2. If the Corporate Taxpayer and the TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and the TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 6.3 Cooperation. The TRA Holder shall (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. In the event that there is a change in law that results in a material change to the way the Basis Adjustment is calculated or utilized, rendering the treatment herein unworkable, the parties agree that they will work together in good faith to identify another approach that compensates the TRA Holder for 50% of the present value benefit, if any, that the Consolidated Group realizes as a result of any gain recognized by the TRA Holder on Exchanges of its Units (assuming that the Consolidated Group is able to fully utilize any benefit available).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

If to the Corporate Taxpayer, the Gazelle Member or the Company, to:

Gazelle Packaging International, LLC.

1500 Riveredge Parkway

Suite 100

Law Department—9th Floor

Atlanta, GA 30328

Attention: Lauren Tashma

Email: lauren.tashma@graphicpkg.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Sam Kaywood

Email: scott.ortwein@alston.com

If to Impala, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention:         General Counsel

E-Mail: sharon.ryan@ipaper.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

2200 Pennsylvania Avenue NW

Suite 500 West

Washington, DC 20037

Attention:        Gary R. Huffman

                         Joe Garcia

Email:             ghuffman@velaw.com

jgarcia@velaw.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 7.4 Governing Law; WAIVER OF JURY TRIAL Jurisdiction; Specific Performance.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 7.4(b) (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 4.05 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(c) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 7.5 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 7.6 Successors; Assignment.

(a) The TRA Holder may not assign this Agreement to any Person without the prior written consent of the Gazelle Member, which consent may be withheld in the sole discretion of the Gazelle Member; provided, however, that the TRA Holder may, without the prior written consent of the Gazelle Member, transfer the TRA Holder’s rights under this Agreement to an Affiliate of the TRA Holder in connection with a transfer of Units to such Affiliate, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement agreeing to become the “TRA Holder” for all purposes of this Agreement; and further provided that the transferee Affiliate and its equity holders agree that equity interests in such transferee Affiliate are subject to the same transfer restrictions as contained in Article X of the Company LLC Agreement, mutatis mutandis. For the avoidance of doubt, if the TRA Holder transfers Units but does not assign to the transferee of such Units the rights of the TRA Holder under this Agreement with respect to such transferred Units, the TRA Holder shall be entitled to receive any Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor

(whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Gazelle Member and the TRA Holder.

Section 7.8 Waivers. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally resolved by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The arbitral award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.9(a), the Gazelle Member may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Gazelle Member as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT OF THE DISTRICT OF DELAWARE OR THE DELAWARE COURT OF CHANCERY FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10 Reconciliation. In the event that the TRA Holder (the “Disputing Party”) and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce a Schedule (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or Schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Exchange Schedule or the Early Termination Schedule within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule within fifteen (15) calendar days, and (c) any matter related to treatment of any Tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, and the costs and fees of the Expert shall be borne equally, unless (i) the Expert adopts such Disputing Party’s position, in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Gazelle Member shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Gazelle Member is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided that the Gazelle Member shall use commercially reasonable efforts to notify the TRA Holder of its intent to withhold at least ten (10) Business Days prior to withholding such amounts. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Gazelle Member, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Holder. The Gazelle Member shall provide evidence of such payment to the TRA Holder upon the TRA Holder’s written request, to the extent that such evidence is available.

Section 7.12 Confidentiality.

(a) The TRA Holder acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any such information. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, or becomes public knowledge (except as a result of an act of the TRA Holder in violation of this Agreement) and (ii) the disclosure of information (A) as may be proper in the course of performing the TRA Holder’s obligations, or monitoring or enforcing the TRA Holder’s rights, under this Agreement, (B) as part of the TRA Holder’s (or the TRA Holder’s Affiliates’) normal reporting, rating or review procedure (including normal credit rating and pricing process), or to the TRA Holder’s (or the TRA Holder’s Affiliates’) auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of the TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of the TRA Holder, provided that such prospective assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that the TRA Holder, if required to make any such disclosure, to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or (E) to the extent necessary for the TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns.

(b) If the TRA Holder commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holder and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Expenses. All out-of-pocket expenses incurred by the Company or the Gazelle Member in administering this Agreement, including determining any amounts or preparing any Schedules under this Agreement, shall be borne equally by Impala and the Gazelle Member. The parties shall cooperate in the selection, staffing and terms of engagement of any third parties engaged by the Company (or its Affiliates) or the Corporate Taxpayer (or its Affiliates) in order to assist in administering this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Gazelle Member, the Company, and the TRA Holder have duly executed this Agreement as of the date first written above.

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Michael P. Doss
	Name:	Michael P. Doss
	Title:	President and Chief Executive Officer

GPI HOLDING III, LLC

By:	/s/ Michael P. Doss
	Name:	Michael P. Doss
	Title:	President and Chief Executive Officer

GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC

By:	/s/ Michael P. Doss
	Name:	Michael P. Doss
	Title:	President and Chief Executive Officer

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
	Name:	C. Cato Ealy
	Title:	SVP, Corporate Development

[Signature Page to Tax Receivable Agreement]